 Exhibit 3.96

STATE of DELAWARE

LIMITATION OF LIABILITY COMPANY
CERTIFICATE of FORMATION

First:	The name of the limited liability company is:

L3TV Los Angeles Cable System, LLC.

Second:	The address of its registered office in the State of Delaware is:

The Company Corporation

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

The name of its Registered agent at such address is:

The Company Corporation.

Third:	L3TV Los Angeles Cable System, LLC shall commence upon the filing of this Certificate of Formation and shall continue in until dissolved.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 24th day of February, 2017.

By:	/s/ Darin Inglish
Darin Inglish
Attorney